UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2024

Amerant Bancorp Inc.
(Exact name of registrant as specified in its charter)

Florida	001-38534	65-0032379
(State or other jurisdiction of incorporation	(Commission file number)	(IRS Employer Identification Number)

220 Alhambra Circle
Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)
(305) 460-8728 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Class A Common Stock	AMTB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 16, 2024, Amerant Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Amerant Bancorp Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with MidFirst Bank (“MidFirst”) pursuant to which MidFirst will purchase certain assets and assume certain liabilities (the “Transaction”) of the banking operations and six branches in the Houston, Texas metropolitan statistical area (collectively, the “Branches”).

Pursuant to the terms of the Purchase Agreement, MidFirst has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, personal property and other fixed assets associated with the Branches. The deposit and loan balances are approximately $576.0 million and $529.0 million, respectively.

The purchase price for the purchased assets will be computed as the sum of: (a) $13.0 million (the “Deposit Premium”), provided that, if the balance of non-interest checking deposits included in deposits or the total balance of deposits (excluding insured cash sweep deposits) decrease by more than 15% between March 13, 2024 and the closing date, then the Deposit Premium shall be equal to the sum of (i) 9.50% of the average daily balance of non-interest checking deposits included in deposits, (ii) 1.85% of the average daily balance of deposits other than non-interest checking deposits, insured cash sweep deposits and time deposits included in deposits, (iii) 0.25% of the average daily balance of insured cash sweep deposits included in Deposits, and (iv) 0.50% of the average daily balance of time deposits included in deposits, with the average daily balance in each case being for the 30-day period ending on the fifth business day prior to closing, provided further, that the Deposit Premium shall in no event be lower than $9.25 million, (b) the aggregate amount of cash on hand as of the closing date, (c) the aggregate net book value of all assets being assumed (excluding cash on hand, real property and accrued interest with respect to the loans to be acquired), (d) the appraised value of the real property to be acquired, and (e) accrued interest with respect to the loans to be acquired. The purchase price is subject to a customary post-closing adjustment based on the delivery within 30 calendar days following the closing date of a final closing statement setting forth the purchase price and any necessary adjustment payment amount.

The completion of the Transaction is subject to regulatory approval required by the Office of the Comptroller of the Currency, as well as customary closing conditions. Subject to the satisfaction of such conditions, the Bank and MidFirst expect to close the Transaction in the second half of 2024.

The Bank and MidFirst made customary representations, warranties, and covenants in the Purchase Agreement. The Bank and MidFirst also agreed to indemnify each other (subject to customary limitations) with respect to the Transaction, including for breaches of representations and warranties, breaches of covenants, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the purchased assets during certain time periods.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2024.

Item 7.01 Regulation FD Disclosure

The Company will host a conference call at 5:30 p.m., Eastern Time on Wednesday, April 17, 2024 relating to the Transaction. A copy of the slide presentation that will be made available in connection with the conference call, and incorporated herein by reference, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Information

On April 17, 2024, the Company issued a press release announcing the Transaction. A copy of the press release is filed herewith as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Number	Exhibit
99.1	Investor Presentation, dated April 17, 2024

99.2	Press Release of Amerant Bancorp Inc., dated April 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2024	Amerant Bancorp Inc.

	By:	/s/ Julio V. Pena
Name: Julio V. Pena
Title: Senior Vice President, Securities Counsel and Corporate Secretary